FOR IMMEDIATE RELEASE	Contact: Barbara K. Hembree
April 28, 2011	317.465.0445
bhembree@fhlbi.com

Federal Home Loan Bank of Indianapolis Declares Dividend
and Reports First Quarter 2011 Financial Results

Indianapolis, IN…On April 27, 2011, the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBI") declared dividends on Class B-1 and Class B-2 stock at annualized rates of 2.50% and 2.00%, respectively. These dividends will be paid in cash on April 29, 2011.

Net Income was $19.9 million for the first quarter of 2011, a decrease of $12.4 million or 38% compared to the first quarter of 2010. The decrease was primarily due to higher other-than-temporary impairment ("OTTI") credit-related losses on our private-label mortgage-backed securities recognized in Other Income (Loss) that totaled $18.4 million for the first quarter of 2011, compared to $6.1 million for the same period in 2010. Of the credit-related losses, $17.7 million and $5.8 million, respectively, were previously recorded in and reclassified from Accumulated Other Comprehensive Income (Loss) ("AOCI"). Net Interest Income decreased by $2.4 million or 4% for the quarter, after provision for credit losses.

Total Assets were $43.9 billion at March 31, 2011, a decrease of $1.0 billion or 2% compared to December 31, 2010. Advances outstanding totaled $17.7 billion, a decrease of 3% compared to December 31, 2010, primarily due to repayments and our members' reduced need for additional liquidity in the current economic environment. Investments totaled $19.3 billion, a decrease of 3% compared to December 31, 2010, primarily due to a reduction in short-term investments. Mortgage Loans Held for Portfolio totaled $6.5 billion, a decrease of 4% compared to December 31, 2010. Although we purchased 120% more mortgage loans in the first quarter of 2011 than in the first quarter of 2010, the increase in purchases of $98.5 million was not large enough to fully offset repayments.

Total Capital (GAAP) was $2.0 billion at March 31, 2011, an increase of $43.7 million or 2% compared to December 31, 2010.  The increase was primarily due to increases of $9.3 million in Retained Earnings and $25.6 million in AOCI related to OTTI.

Total Regulatory Capital remained at $2.7 billion at March 31, 2011, which exceeds all applicable regulatory capital requirements.

All amounts referenced above and in the following table are unaudited. More detailed information about our financial results for the quarter ended March 31, 2011, will be included in our Quarterly Report on Form 10-Q, which we intend to file in mid-May.

Financial Highlights ($ amounts in millions)
	Three Months Ended March 31,
Statements of Income	2011	2010
Net Interest Income After Provision for Credit Losses	$59	$62
Net Other-Than-Temporary Impairment Losses	(18)	(6)
Other Income (Loss), excluding OTTI	—	(1)
Other Expenses	13	11
Total Assessments	8	12
Net Income	$20	$32

Statements of Condition	March 31, 2011	December 31, 2010
Investments (1)	$19,274	$19,785
Advances	17,679	18,275
Mortgage Loans Held for Portfolio, net	6,468	6,702
Other Assets	480	168
Total Assets	$43,901	$44,930

Consolidated Obligations, net	$39,776	$40,800
Mandatorily Redeemable Capital Stock	658	658
Other Liabilities	1,476	1,525
Total Liabilities	41,910	42,983
Capital Stock, Class B Putable	1,614	1,610
Retained Earnings	437	427
Accumulated Other Comprehensive Income (Loss)	(60)	(90)
Total Capital (GAAP)	1,991	1,947
Total Liabilities and Capital	$43,901	$44,930

Total Regulatory Capital (2)	$2,709	$2,695

(1)    Includes Held-to-Maturity Securities, Available-for-Sale Securities, Interest-Bearing Deposits, Securities Purchased Under Agreements to Resell, and Federal Funds Sold.
(2)    Total Regulatory Capital is Total Capital (GAAP) plus Mandatorily Redeemable Capital Stock less Accumulated Other Comprehensive Income (Loss).

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.

Any forward-looking statement contained in this document speaks only as of the date on which it was made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by us with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships, Serving Communities
The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information about the FHLBI, visit www.fhlbi.com.

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